As filed with the Securities and Exchange Commission on September 26, 1997
                                                  Registration No.

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             __________________
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933
                             __________________
                           GREY ADVERTISING INC.
           (Exact Name of Registrant as Specified in Its Charter)
                DELAWARE                     13-0802840
     (State or Other Jurisdiction of      (I.R.S. Employer
     Incorporation or Organization)      Identification No.)
                              777 Third Avenue
                          New York, New York 10017
                               (212) 546-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)
                           Grey Advertising Inc.
                   1993 Senior Management Incentive Plan
                          (Full Title of the Plan)
                          Steven G. Felsher, Esq.
                         c/o Grey Advertising Inc.
                              777 Third Avenue
                          New York, New York 10017
                               (212) 546-2000
              (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)
                                  Copy to:
                          David J. Friedman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                         New York, New York  10022
                               (212) 735-3000
                              _________________

                      CALCULATION OF REGISTRATION FEE
  =============================================================================
                                   Proposed
                                   Maximum      Proposed
                       Amount      Offering     Maximum         Amount
      Title of          to be        Price      Aggregate         of
      Securities       Regis-         Per       Offering      Registration
   to be Registered    tered(1)   Share(2)(3)  Price(1)(3)       Fee (4)
   ----------------    --------   -----------  -----------    ------------
 Common Stock,
 $1.00 par value,
 of Grey Advertising
 Inc.                  200,000      $ 327.50    $ 65,500,000    $19,848.48
 ==============================================================================

(1) Reflects, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the maximum number of shares issuable under the 1993 Senior Management Incentive Plan (the "Plan") and such number of shares of Common Stock as may be issuable pursuant to the antidilution provisions of the Plan.

(2) Estimated for the sole purpose of computing the registration fee. Calculated pursuant to Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for a share of Common
     Stock on The Nasdaq Stock Market's National Market as of    September
     25, 1997.

(3)  Estimated for the sole purpose of computing the registration fee.

(4) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.




         PART I - INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                    The document(s) containing the information specified in
     Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities
     Act.

         PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

               The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by Form 10-KA, dated April 29, 1997, the Company's Quarterly Report on Form 10-Q, dated May 14, 1997, and the Company's Quarterly Report on Form 10-Q, dated August 14, 1997, which have been filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated by reference herein.

               A description of the Company's Common Stock is set forth below.

               All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     ITEM 4.  DESCRIPTION OF SECURITIES.

               The Company is authorized to issue up to 10,000,000 shares of Common Stock, 2,000,000 shares of Limited Duration Class B Common Stock, par value $1 per share (the "Class B Common Stock"), and 500,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"). As of August 31, 1997, there were 901,079 shares of Common Stock issued and outstanding and 143,924 shares of Common Stock available for issuance upon exercise of outstanding stock options, 309,275 shares of Common Stock available for issuance upon conversion of Class B Common Stock (including shares of Class B Common Stock issuable upon conversion of convertible debentures) and 25,508 shares of Common Stock available for issuance upon the conversion of outstanding convertible debentures. As of August 31, 1997, there were 283,766 shares of Class B Common Stock and 32,000 shares of Preferred Stock issued and outstanding.

               As more fully described in the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), the holders of the Common Stock and Class B Common Stock, subject to the preferential rights of the holders of Preferred Stock, are entitled to receive such dividends as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor and to share equally, with the holders of Preferred Sock, in the assets of the Company upon any liquidation, dissolution or winding up of the Company. Holders of Preferred Stock are entitled to cumulative preferential dividends of $.25 per calendar year and a preferential liquidation distribution of $1.00 for each share of Preferred Stock.

               Subject to the rights of the holders of shares of Series I Preferred Stock, the holders of the Common Stock are entitled to one vote per share voting as a class with the holders of Preferred Stock and Class B Common Stock, on all matters submitted to stockholders generally. The holders of Class B Common Stock are generally entitled to ten votes per share until April 3, 2006, when the Class B Common Stock automatically converts into shares of Common Stock and the holders of Preferred Stock are generally entitled to eleven votes per share so long as the Class B Common Stock has not automatically converted into Common Stock and two votes per share thereafter. The holders of Common Stock and Class B Common Stock vote separately as a class with respect to amendments to the Certificate of Incorporation that alter or change the powers, preferences, or special rights of the Common Stock or class B Common Stock, as the case may be, to affect them adversely, and with respect to such other matters as may require class votes under the General Corporation Law of the State of Delaware ("the "DGCL"). The holders of Series I Preferred Stock, voting separately as a single class, have the right to elect or remove one-quarter of the Company's Board of Directors, and to approve the merger or consolidation of the Company or sale by it of all or substantially all of its assets. The Certificate of Incorporation currently provides for cumulative voting on all elections of directors. Holders of Common Stock have no conversion, preemptive or subscription rights, and the shares of Common Stock are not subject to redemption. All outstanding shares of Common Stock and all shares of Common Stock offered hereby will be fully paid and non-assessable.

               As set forth in the Certificate of Incorporation, holders of Class B Common Stock have limited transfer rights, although the Class B Common Stock is at all times convertible into Common Stock on a share for share basis. In addition, as described above, the Class B Common Stock is scheduled to convert automatically into Common Stock on April 3, 2006.

             The Certificate of Incorporation and the Company's By-Laws (the "By-Laws") currently contain certain provisions which may have "anti-takeover" effects. The Certificate of Incorporation and By-Laws (a) require the vote of two-thirds of the outstanding stock of the Company and the vote of a majority of the Series I Preferred Stock to approve a merger or consolidation of the Company or the disposition of substantially all of the assets of the Company, (b) divide the Board of Directors into three classes, one class to be elected each year,
     (c) require cumulative voting in the election of directors, (d) require the vote of four-fifths of the outstanding stock of the Company to permit the stockholders to amend the By-Laws for the purpose of changing the number of directors, (e) provide that in the event a vote of the Board of Directors is tied, the Chairman of the Board shall be entitled to cast an additional vote, (f) permit the holders of the Series I Preferred Stock to vote as a separate class to elect or remove one quarter of the Board of Directors, and (g) require a majority of the outstanding shares of Series I Preferred Stock, voting as a separate class, to approve the issuance of additional series of Preferred Stock if the holders of such new shares will be entitled to vote with the holders of Series I Preferred Stock on the election of directors or the merger, consolidation or sale of all or substantially all of the assets of the Company.

               In addition, subject to applicable law, the Board of Directors of the Company may issue, in its sole discretion, additional shares of Common Stock and Preferred Stock without further stockholder action. Preferred Stock may be issued in one or more series and may have such designations, preferences and relative rights, qualifications and limitations as the Board of Directors may fix by resolution or resolutions at the time of issuance. It might be possible for the Board to use its authority to issue Common Stock or Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of the Company which the Board of Directors does not approve. The Company does not have any present plans or commitments to use its authority to effect any such transaction, but reserves the right to take any action in the future which the Board deems to be in the best interests of the Company and its stockholders under the circumstances.

               The foregoing description of the Common Stock is qualified in its entirety by reference to Article Fourth of the Certificate of Incorporation, incorporated herein by reference.

               The Common Stock is listed on The Nasdaq Stock Market's National Market and is subject to quotation on the National
     Association of Securities Dealers Automated Quotations System.

     ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP ("SASM&F), 919 Third Avenue, New York, NY 10022, special counsel to the Company. Mark N. Kaplan is a partner of SASM&F and a director and shareholder of the Company.

     ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Set forth below is a description of certain provisions of the Certificate of Incorporation and the By-Laws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws incorporated herein by reference, and the DGCL.

               Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

               Section 102(b) (7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or
     (iv) for any transaction from which the director derived an improper personal benefit.

               Article Eleventh of the Certificate of Incorporation, as amended, provides as follows:

               "The Company shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify the members of its Board of Directors, indemnify the officers of the Company and any and all persons whom it shall have power to indemnify from and against any and all expenses, liabilities or other matters.

               No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article Eleventh shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eleventh shall apply to, or have any effect on, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

               Article Fifth of the By-Laws, as amended, provides as follows:

               "The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify members of the Board and may, if authorized by the Board, indemnify its officers and any and all persons whom it shall have power to indemnify, against any and all expenses, liabilities or other matters."

               In June 1987 the Company entered into an indemnification agreement with each of its directors pursuant to which the Company agreed, among other things, to indemnify to the fullest extent permitted by applicable law and to advance expenses which are to be repaid if it is ultimately determined that indemnification would not be permitted under applicable law.

               The Company currently has in effect a form of liability insurance policy covering directors, officers, employees and agents, whereby, subject to certain deductibles, exclusions and a reimbursement ceiling, the insurer is required to reimburse the Company for any indemnification that may properly be paid to any such person.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     ITEM 7.  EXEMPTION FROM REGISTRATION.

               Not Applicable.

     ITEM 8.             EXHIBITS.

     Exhibit
      Number         Description

     3.1 Restated Certificate of Incorporation of Grey Advertising Inc. (Incorporated herein by reference to Exhibit 3(a) to the Company's Current Report on Form 8-K, dated April 7, 1994, filed with the Commission pursuant to Section 13 of the Exchange Act.)

     3.2            By-Laws of Grey Advertising Inc., as amended.
                    (Incorporated herein by reference to Exhibit 3.02 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988.)

     5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, regarding the legality of the Common Stock being registered, dated September 26, 1997.*

     23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to the filing of its opinion is included in
                    Exhibit 5.*

     23.2 Consent of Ernst & Young LLP to the incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, dated February 7, 1997.*

     24 Powers of Attorney are included on the signature page of this registration statement.*

     ------------------
     *Filed herewith

     ITEM 9.  UNDERTAKINGS.

               The undersigned registrant hereby undertakes:

               (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange
     Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

               Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 26th day of September, 1997.

                                   GREY ADVERTISING INC.

                                   By:  /s/ Steven G. Felsher
                                        Steven G. Felsher
                                        Executive Vice President
                                        Secretary and Treasurer



                             POWER OF ATTORNEY

               KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. Meyer, Mark N. Kaplan and Steven G. Felsher jointly and severally, such person's attorneys-in-fact, each with the full power of substitution, for such person in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or the substitute or substitutes for such attorney-in-fact, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature            Title                         Date

     /s/ Edward H. Meyer
     ---------------------
       Edward H. Meyer        Chairman of the Board      September ____, 1997
                              and President (Principal
                              Executive Office)

     /s/ Steven G. Felsher
     ---------------------
       Steven G. Felsher      Executive Vice President,  September ____, 1997
                              Secretary and  Treasurer
                              (Principal Financial
                              Officer)

     /s/ William P. Garvey
    - --------------------
       William P. Garvey      Executive Vice President   September ____, 1997
                              (Principal Accounting
                              Officer)

     /s/ Mark N. Kaplan
     ----------------------
         Mark N. Kaplan       Director                   September ____, 1997

     /s/ O. John C. Shannon
     ----------------------
        O. John C. Shannon    Director; President,       September ____, 1997
                              Grey International

     /s/ Richard R. Shinn
     -----------------------
         Richard R. Shinn     Director                   September ____, 1997



                              LIST OF EXHIBITS

     Exhibit No.         Description

     3.1 Restated Certificate of Incorporation of Grey Advertising Inc. (Incorporated herein by reference to Exhibit 3(a) to the Company's Current Report on Form 8-K, dated April 7, 1994, filed with the Commission pursuant to Section 13 of the Exchange Act.)

     3.2            By-Laws of Grey Advertising Inc., as amended.
                    (Incorporated herein by reference to Exhibit 3.02 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988.)

     5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the Common Stock being registered, dated September 26, 1997.*

     23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP to the filing of its opinion is included in
                    Exhibit 5.*

     23.2 Consent of Ernst & Young LLP to the incorporation by reference of its report on the consolidated financial statements included in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, dated February 7, 1997.*

     24 Powers of Attorney are included on the signature page of this Registration Statement.*

    -----------------------
     *Filed herewith.